EXHIBIT 21

SUBSIDIARIES OF THE DIXIE GROUP, INC.

SUBSIDIARY	STATE/COUNTRY OF INCORPORATION
Fabrica International, Inc.	CA
C-Knit Apparel, Inc.	TN
Masland Carpets, LLC	GA
Candlewick Yarns, LLC	AL